     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2000
                                                      REGISTRATION NO. 333-95711
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       CYPRESS SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                94-2885898
            (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER IDENTIFICATION NO.)
             INCORPORATION OR ORGANIZATION)

                            3901 NORTH FIRST STREET
                        SAN JOSE, CALIFORNIA 95134-1599
                                 (408) 943-2600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  T.J. RODGERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       CYPRESS SEMICONDUCTOR CORPORATION
                            3901 NORTH FIRST STREET
                        SAN JOSE, CALIFORNIA 95134-1599
                                 (408) 943-2600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                               JOHN A. FORE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 6, 2000

PRELIMINARY PROSPECTUS

                       CYPRESS SEMICONDUCTOR CORPORATION
                           -------------------------

                                  $400,000,000

                           -------------------------

                      BY THIS PROSPECTUS, WE MAY OFFER --

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES

                           -------------------------

     Cypress Semiconductor's Common Stock is traded on the New York Stock Exchange under the symbol "CY." On March 3, 2000, the last reported sale price for our common stock on the New York Stock Exchange was $45.50.

                           -------------------------

     SEE "RISK FACTORS" ON PAGE 3 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

                           -------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                           -------------------------

     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                    This prospectus is dated March   , 2000

                                    SUMMARY

PROSPECTUS SUPPLEMENT

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

OFFICES AND PLACE OF INCORPORATION

     Cypress Semiconductor Corporation is an international supplier of high-performance integrated circuits with worldwide headquarters in San Jose. We commenced operations in 1982 and were incorporated in California in December 1982. In February 1987, we were reincorporated in Delaware. Our principal executive offices are located at 3901 North First Street, San Jose, California 95134. Our telephone number is (408) 943-2600.

THE SECURITIES WE MAY OFFER

     We may offer up to $400,000,000 of any of the following securities: debt securities, preferred stock and common stock. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

  Debt Securities

     We may offer unsecured general obligations in the form of either senior or subordinated debt. Senior debt includes our notes, debt and guarantees, which are for money borrowed and not subordinated. Subordinated debt, designated at the time it is issued, is entitled to interest and principal payments after the senior debt payments.

     The senior and subordinated debt will be issued under separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures, which are exhibits to our registration statement on Form S-3, file no. 333-67203, and the documents listed below under the heading "Where You Can Find More Information."

  Preferred Stock

     We may issue preferred stock in one or more series and will determine the dividend, voting, and conversion rights, and other provisions at the time of sale.

  Common Stock

     Common stock holders are entitled to receive dividends declared by the Board of Directors, subject to rights of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

                                  RISK FACTORS

     You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believes," "expects," "future," "intends" and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described below and elsewhere in this prospectus.

                         RISKS RELATED TO OUR BUSINESS

OUR FUTURE OPERATING RESULTS ARE VERY LIKELY TO FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS.

     Our operating results have varied widely in the past and may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fluctuate and fail to meet our expectations or those of others for a variety of reasons, including the following:

     - the intense competitive pricing pressure to which our products are subject, which can lead to rapid and unexpected declines in average selling prices;

     - the complexity of our manufacturing processes and the sensitivity of our production costs to declines in manufacturing yields, which make yield problems both possible and costly when they occur; and

     - the need for constant, rapid new product introductions, which present an ongoing design and manufacturing challenge, which can be significantly impacted by even relatively minor errors, and which may result in products never achieving expected market demand.

     As a result of these or other factors we could fail to achieve our expectations as to future revenues, gross profit and income from operations. Any downward fluctuation or failure to meet expectations will likely adversely affect the value of your investment in the securities. Also, the performance of the semiconductor industry as a whole is characterized by cyclical swings in revenue and profitability and these swings may harm us.

     Because we recognize revenues from sales to our domestic distributors only when these distributors make a sale to customers, we are highly dependent on the accuracy of their resale estimates. The occurrence of inaccurate estimates also contributes to the difficulty in predicting our quarterly revenue and results of operations.

WE FACE PERIODS OF INDUSTRY-WIDE SEMICONDUCTOR OVER-SUPPLY THAT HARM OUR
RESULTS.

     The semiconductor industry has historically been characterized by wide fluctuations in the demand for, and supply of, semiconductors, and these fluctuations have helped produce many occasions when supply and demand for semiconductors have not been in balance. In the past, our operating results have been harmed by these industry-wide fluctuations in the demand for semiconductors, which have resulted in under-utilization of our manufacturing capacity. In some cases, industry downturns with these characteristics have lasted more than a year. If these cycles continue, they will seriously harm our business, financial condition and results of operations.

OUR FINANCIAL RESULTS COULD BE SERIOUSLY HARMED IF THE MARKETS IN WHICH WE SELL OUR PRODUCTS DO NOT GROW.

     Our continued success depends in large part on the continued growth of various electronics industries that use our semiconductors, including the following industries:

     - data communications and telecommunications equipment;

     - computers and computer related peripherals;

     - automotive electronics;

     - industrial controls; and

     - consumer electronics equipment and military equipment.

     A significant portion of our products are incorporated into data communications and telecommunications end-products. Any decline in the demand for networking applications, mass storage, telecommunications, cellular base stations, cellular handsets and other personal communication devices that incorporate our products could seriously harm our business, financial condition and operating results. In addition, certain of our products, including Universal Serial Bus microcontrollers, high-frequency clocks and static RAMs, are incorporated into computer and computer-related products, which have historically experienced significant fluctuations in demand. We may also be seriously harmed by slower growth in the other markets in which we sell our products.

WE ARE AFFECTED BY A GENERAL PATTERN OF PRODUCT PRICE DECLINE AND FLUCTUATIONS, WHICH CAN HARM OUR BUSINESS.

     Even in the absence of an industry downturn, the average selling prices of our products have historically decreased during the products' lives, and we expect this trend to continue. In order to offset these average selling price decreases, we attempt to decrease manufacturing costs of our products, and to introduce new, higher priced products that incorporate advanced features. If these efforts are not successful or do not occur in a timely manner, or if our newly introduced products do not gain market acceptance, our business, financial condition and results of operations could be seriously harmed.

     In addition to following the general pattern of decreasing average selling prices, the selling prices for certain products, particularly commodity static RAM products, fluctuate significantly with real and perceived changes in the balance of supply and demand for these products. Growth in the worldwide supply of static RAMs in recent periods resulted in a decrease in average selling prices for such products. In the event we are unable to decrease per unit manufacturing costs faster than the rate at which average selling prices continue to decline, our business, financial condition and results of operations will be seriously harmed. In addition, we expect our competitors to invest in new manufacturing capacity and achieve significant manufacturing yield improvements in the future. These developments could dramatically increase the worldwide supply of static RAM products and result in associated downward pressure on prices.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND MAY FACE SIGNIFICANT EXPENSES AS A RESULT OF ONGOING OR FUTURE LITIGATION.

     Protection of our intellectual property rights is essential to keep others from copying the innovations that are central to our existing and future products. Consequently, we may become involved in litigation to enforce our patents or other intellectual property rights, to protect our trade secrets and know-how, to determine the validity or scope of the proprietary rights of others, or to defend against claims of invalidity. This type of litigation can be expensive, regardless of whether we win or lose.

     Also, we are now and may again become involved in litigation relating to alleged infringement by us of others' patents or other intellectual property rights. This type of litigation is frequently expensive to both the winning party and the losing party and takes up significant amounts of management's time and attention. In addition, if we lose such a lawsuit, a court could require us to pay substantial damages and/or royalties or prohibit us from using essential technologies. For these and other reasons, this type of litigation could seriously harm our business, financial condition and results of operations. Also, although we may seek to obtain a license under a third party's intellectual property rights in order to bring an end to certain claims or actions asserted against us, we may not be able to obtain such a license on reasonable terms or at all.

     We have entered into technology license agreements with third parties that give those parties the right to use patents and other technology developed by us, and that give us the right to use patents and other technology developed by them. We anticipate that we will continue to enter into these kinds of licensing arrangements in the future. It is possible however, that licenses we want will not be available to us on commercially reasonable terms. If we lose existing licenses to key technology, or are unable to enter into new licenses which we deem important, our business, financial condition and results of operations could be seriously harmed.

     Because it is critical to our success that we are able to prevent competitors from copying our innovations, we intend to continue to seek patent, trade secret and mask work protection for our semiconductor manufacturing technologies. The process of seeking patent protection can be long and expensive, and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, others may develop technologies that are similar or superior to our technology or design around the patents we own.

     We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. However, these parties may breach these agreements, and we may not have adequate remedies for any breach. Also, others may come to know about or determine our trade secrets through a variety of methods. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States.

OUR FINANCIAL RESULTS COULD BE ADVERSELY IMPACTED IF WE FAIL TO DEVELOP, INTRODUCE AND SELL NEW PRODUCTS OR FAIL TO DEVELOP AND IMPLEMENT NEW MANUFACTURING TECHNOLOGIES.

     Like many semiconductor companies, which frequently operate in a highly competitive, quickly changing environment marked by rapid obsolescence of existing products, our future success depends on our ability to develop and introduce new products that customers choose to buy. We introduce significant numbers of product each year, which are an important source of revenue for us. If we fail to compete and introduce new product designs in a timely manner or are unable to manufacture products according to the requirements of these designs (discussed more below), or if our customers do not successfully introduce new systems or products incorporating ours, or market demand for our new products does not exist as anticipated, our business, financial condition and results of operations could be seriously harmed.

     For us and many other semiconductor companies, introduction of new products is a major manufacturing challenge. The new products the market requires tend to be increasingly complex, incorporating more functions and operating at faster speeds than prior products. Increasing complexity generally requires smaller features on a chip. This makes manufacturing new generations of products substantially more difficult than prior products. Ultimately, whether we can successfully introduce these and other new products depends on our ability to develop and implement new ways of manufacturing semiconductors. If we are unable to design, develop, manufacture, market and sell new products successfully, our business, financial condition and results of operations would be seriously harmed.

INTERRUPTIONS IN THE AVAILABILITY OF RAW MATERIALS CAN SERIOUSLY HARM OUR FINANCIAL PERFORMANCE.

     Our semiconductor manufacturing operations require raw materials that must meet exacting standards. We generally have available more than one source of these materials, but there are only a limited number of suppliers capable of delivering certain raw materials that meet our standards. If we need to use other companies as suppliers, they must go through a qualification process. In addition, the raw materials we need for our business could become scarcer as worldwide demand for semiconductors increases.

Interruption of our sources of raw materials could seriously harm our business, financial condition and results of operations.

PROBLEMS IN THE PERFORMANCE OF OTHER COMPANIES WE HIRE TO PERFORM CERTAIN MANUFACTURING TASKS CAN SERIOUSLY HARM OUR FINANCIAL PERFORMANCE.

     A high percentage of our products are assembled, packaged and tested at our manufacturing facility located in the Philippines. We rely on independent subcontractors to assemble, package and test the balance of our products. This reliance involves certain risks, because we have less control over manufacturing quality and delivery schedules, whether these companies have adequate capacity to meet our needs and whether or not they discontinue or phase-out assembly processes we require. We cannot be certain that these subcontractors will continue to assemble, package and test products for us, and it might be difficult for us to find alternatives if they do not do so.

THE COMPLEX NATURE OF OUR MANUFACTURING ACTIVITIES MAKES US HIGHLY SUSCEPTIBLE TO MANUFACTURING PROBLEMS AND THESE PROBLEMS CAN HAVE SUBSTANTIAL NEGATIVE IMPACT ON US WHEN THEY OCCUR.

     Making semiconductors is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Even very small impurities in our manufacturing materials, difficulties in the wafer fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause a substantial percentage of wafers to be rejected or numerous chips on each wafer to be nonfunctional. We may experience problems in achieving an acceptable success rate in the manufacture of wafers, and the likelihood of facing such difficulties is higher in connection with the transition to new manufacturing methods. The interruption of wafer fabrication or the failure to achieve acceptable manufacturing yields at any of our facilities would seriously harm our business, financial condition and results of operations. We may also experience manufacturing problems in our assembly and test operations and in the introduction of new packaging materials.

WE MAY NOT BE ABLE TO USE ALL OF OUR EXISTING OR FUTURE MANUFACTURING CAPACITY, WHICH CAN NEGATIVELY IMPACT OUR BUSINESS.

     We have spent, and expect to continue to spend, significant amounts of money to upgrade and increase our wafer fabrication, assembly and test manufacturing capability and capacity. If we do not need some of this capacity and capability for any of a variety of reasons, including inadequate demand or a significant shift in the mix of product orders that makes our existing capacity and capability inadequate or in excess of our actual needs, our fixed costs per semiconductor produced will increase, which will harm us. In addition, if the need for more advanced products requires accelerated conversion to technologies capable of manufacturing semiconductors having smaller features, or requires the use of larger wafers, we are likely to face higher operating expenses and may need to write-off capital equipment made obsolete by the technology conversion, either of which could seriously harm our business and results of operations.

OUR OPERATIONS AND FINANCIAL RESULTS COULD BE SEVERELY HARMED BY CERTAIN NATURAL DISASTERS.

     Our headquarters and some manufacturing facilities and some of our major vendors' facilities are located near major earthquake faults. If a major earthquake or other natural disaster occurs, we could suffer damages that could seriously harm our business, financial condition and results of operations.

OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE SERIOUSLY HARMED IF WE FAIL TO SUCCESSFULLY COMPETE IN OUR HIGHLY COMPETITIVE INDUSTRY AND MARKETS.

     The semiconductor industry is intensely competitive. This intense competition results in a difficult operating environment for us and most other semiconductor companies that is marked by erosion of average selling prices over the lives of each product, rapid technological change, limited product life cycles and strong domestic and foreign competition in many markets. A primary cause of this highly competitive environment is the strengths of our competitors. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial, technical, marketing, distribution and other resources than we do. We face competition from other domestic and foreign high-performance integrated circuit manufacturers, many of which have advanced technological capabilities and have increased their participation in markets that are important to us. If we are unable to compete successfully in this environment, our business, operating results and financial condition will be seriously harmed.

     Our ability to compete successfully in the rapidly evolving high performance portion of the semiconductor technology industry depends on many factors, including:

     - our success in developing new products and manufacturing technologies;

     - the quality and price of our products;

     - the diversity of our product lines;

     - the cost-effectiveness of our design, development, manufacturing and marketing efforts;

     - the pace at which customers incorporate our products into their systems; and

     - the number and nature of our competitors and general economic conditions.

Although we believe we currently compete effectively in the above areas to the extent they are within our control, given the pace of change in the industry, our current abilities are not a guarantee of future success.

WE MUST BUILD SEMICONDUCTORS BASED ON OUR FORECASTS OF DEMAND, AND IF OUR FORECASTS ARE INACCURATE, WE MAY HAVE LARGE AMOUNTS OF UNSOLD PRODUCTS OR WE MAY NOT BE ABLE TO FILL ALL ORDERS.

     We order materials and build semiconductors based primarily on our internal forecasts, and secondarily on existing orders, which may be cancelled under many circumstances. Consequently, we depend on our forecasts to determine inventory levels for our products and the amount of manufacturing capacity that we need. Because our markets are volatile and subject to rapid technological and price changes, our forecasts may be wrong, and we may make too many or too few of certain products or have too much or too little manufacturing capacity. Also, our customers frequently place orders requesting product delivery almost immediately after the order is made, which makes forecasting customer demand even more difficult. The above factors also make it difficult to forecast quarterly operating results. If we are unable to predict accurately the appropriate amount of product required to meet customer demand, our business, financial condition and results of operations could be seriously harmed.

WE MUST SPEND HEAVILY ON EQUIPMENT TO STAY COMPETITIVE, AND WILL BE ADVERSELY IMPACTED IF WE ARE UNABLE TO SECURE FINANCING FOR SUCH INVESTMENTS.

     In order to remain competitive semiconductor manufacturers generally must spend heavily on equipment to maintain or increase manufacturing capacity and capability. In particular, we have budgeted for $200 million in expenditures on equipment in 2000 and anticipate significant continuing capital expenditures in subsequent years. In the past, we have reinvested a substantial portion of our cash flow from operations in capacity expansion and improvement programs. However, our cash flows from operations depend primarily on average selling prices, which generally decline over time, and the per-unit cost of our products.

     If we are unable to decrease costs for our products at a rate at least as fast as the rate of the decline in selling prices for such products, we may not be able to generate enough cash flow from operations to maintain or increase manufacturing capability and capacity as necessary. In such a situation we would need to seek financing from external sources to satisfy our needs for manufacturing equipment and, if cash flow from operations declines too much, for operational cash needs as well. However, such financing may not be available on terms which are satisfactory to us or at all, in which case our business, financial condition and results of operations will be seriously harmed.

WE COMPETE WITH OTHERS TO ATTRACT AND RETAIN KEY PERSONNEL, AND ANY LOSS OF, OR INABILITY TO ATTRACT, SUCH PERSONNEL WOULD HARM US.

     To a greater degree than most non-technology companies, we depend on the efforts and abilities of certain key management and technical personnel. Our future success depends, in part, upon our ability to retain such personnel, and to attract and retain other highly qualified personnel, particularly product and process engineers. We compete for these individuals with other companies, academic institutions, government entities and other organizations. Competition for such personnel is intense and we may not be successful in hiring or retaining new or existing qualified personnel. If we lose existing qualified personnel or are unable to hire new qualified personnel as needed, our business, financial condition and results of operations could be seriously harmed.

WE FACE ADDITIONAL PROBLEMS AND UNCERTAINTIES ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD SERIOUSLY HARM US.

     International sales represented approximately 47.7% of our revenues during the first nine months of fiscal 1999 and approximately 42.8% of our revenues during the same period in fiscal 1998. Our offshore assembly and test operations, as well as our international sales, face risks frequently associated with foreign operations, including:

     - currency exchange fluctuations;

     - political instability;

     - changes in local economic conditions;

     - the devaluation of local currencies;

     - import and export controls; and

     - changes in tax laws, tariffs and freight rates.

     To the extent any such risks materialize, our business, financial condition and results of operations could be seriously harmed.

WE ARE SUBJECT TO MANY DIFFERENT ENVIRONMENTAL REGULATIONS, AND COMPLIANCE WITH THEM MAY BE COSTLY.

     We are subject to many different governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. Compliance with these regulations can be costly. In addition, over the last several years, the public has paid a great deal of attention to the potentially negative environmental impact of semiconductor manufacturing operations. This attention and other factors may lead to changes in environmental regulations that could force us to purchase additional equipment or comply with other potentially costly requirements. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances under present or future regulations, we could face substantial liability or suspension of our manufacturing operations, which could seriously harm our business, financial condition and results of operations.

WE DEPEND ON THIRD PARTIES TO TRANSPORT OUR PRODUCTS AND COULD BE HARMED IF THESE PARTIES EXPERIENCE PROBLEMS.

     We rely on independent carriers and freight haulers to move our products between manufacturing plants and to our customers. We have limited control over these parties; however, any transport or delivery problems because of their errors, or because of unforeseen interruptions in their activities due to factors such as strikes, political instability, natural disasters and accidents, could seriously harm our business, financial condition and results of operations and ultimately impact our relationship with our customers.

WE MAY FAIL TO INTEGRATE OUR BUSINESS AND TECHNOLOGIES WITH THOSE OF COMPANIES THAT WE HAVE RECENTLY ACQUIRED AND THAT WE MAY ACQUIRE IN THE FUTURE.

     We completed four acquisitions in calendar 1999, recently announced the pending acquisition of Galvantech, Inc. and intend to pursue additional acquisitions in the future. If we fail to successfully or properly integrate these businesses, our quarterly and annual results may be seriously harmed. Integrating additional businesses, products and services could be expensive, time-consuming and a strain on our resources. Specific issues that we face with regard to prior and future acquisitions include:

     - the difficulty of integrating acquired technology or products;

     - the difficulty of assimilating the personnel of the acquired companies;

     - the difficulty of coordinating and integrating geographically dispersed operations;

     - our ability to retain customers of the acquired company;

     - the potential disruption of our on-going business and distraction of management;

     - the maintenance of brand recognition of acquired businesses;

     - the failure to successfully develop acquired in-process technology, resulting in the impairment of amounts currently capitalized as intangible assets;

     - unanticipated expenses related to technology integration;

     - the maintenance of uniform standards, corporate cultures, controls, procedures and policies;

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     - the potential unknown liabilities associated with acquired businesses.

Our inability to address any of these risks could seriously harm our business. Moreover, we cannot assure you that the acquisition of Galvantech, Inc. will be completed.

WE FACE A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH YEAR 2000 PROBLEMS.

     The year 2000 computer issue creates a variety of risks for us. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, interruptions in manufacturing, design and process development operations, disruptions in processing business transactions, and disruptions in other normal business activities. Issues related to the year 2000 computer problem could still arise. The risks involve:

     - potential warranty or other claims by customers with respect to errors in our products;

     - errors in systems we use to run our business;

     - errors in systems used by our suppliers;

     - errors in systems used by customers; and

     - potential reduced spending by customers as a result of concerns about potential year 2000 problems.

     We have designed most of our products to be year 2000 compliant and have developed corrective measures for other products that were not originally designed to be year 2000 compliant. However, our products may be integrated into or used in conjunction with products supplied by other vendors. We cannot evaluate whether all of the products of other vendors are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration or use of multiple products. We may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of these claims.

     If our suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party suppliers and vendors, we are unable to determine at this time whether third-party year 2000 failures could harm our business, results of operations and financial condition.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     - Annual Report on Form 10-K for the fiscal year ended January 3, 1999.

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 1999, July 4, 1999 (as amended on Form 10-Q/A filed with the Commission on December 8, 1999), and October 3, 1999, and the Amended Quarterly Reports filed on March 24, 1999, for the fiscal quarters ended March 30, 1998, June 29, 1998 and September 28, 1998;

     - Current Reports on Form 8-K filed on February 12, 1999 (as amended on Form 8-K/A filed with the Commission on March 24, 1999), April 16, 1999, December 8, 1999 (as amended on Form 8-K/A filed with the Commission on January 19, 2000) January 18, 2000, January 24, 2000 and on February 7, 2000 (as amended on Form 8 K/A filed with the Commission on March 3,
       2000); and

     - The description of our common stock contained in Form 8-A filed with the Commission on May 12, 1986, and any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
        Chief Financial Officer
        Cypress Semiconductor Corporation
        3901 North First Street
        San Jose, California 95134
        (408) 943-2600

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Currently, however, we do not have any understandings, commitments or agreements with respect to any material acquisitions for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                           1999
                                        1994      1995     1996     1997     1998(2)    (UNAUDITED)
                                       ------    ------    -----    -----    -------    -----------
Ratio of earnings to fixed
  charges(1).......................    12.54x    16.62x    5.59x    1.90x        --       6.74x

---------------
(1) Reflects the acquisition of IC Works, Inc. in April 1999 which was accounted for as a pooling of interests.

(2) Earnings were inadequate to cover fixed charges by $118.4 million.

     These computations include us and our consolidated subsidiaries. For these ratios, "earnings" is determined by adding "total fixed charges," excluding interest capitalized, income taxes, minority common stockholders' equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies of which we own at least 20% but less than 50% of the equity. For this purpose, "total fixed charges" consists of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) interest capitalized and (iii) an interest factor attributable to rentals.

                       DESCRIPTION OF THE DEBT SECURITIES

     The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and Subordinated Indenture are called "Indentures."

     The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities. The following summary of certain provisions of the Indentures is not complete. You should look at the applicable Indenture that is filed as an exhibit to the registration statement. In the summary below, we have included references to section and article numbers of the Indentures so that you may easily refer to such provisions.

GENERAL

     Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. This provision is set forth in section 301 of the applicable Indenture.

     Senior debt securities will be unsecured and unsubordinated obligations and will rank on a parity with all other unsecured and unsubordinated indebtedness, unless otherwise specified in the prospectus supplement.

     Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Cypress, including any outstanding senior debt securities. See "Subordination" and the prospectus supplement.

     We are not limited as to the amount of debt securities that we may issue under the Indentures. The Indentures do not contain financial or similar restrictive covenants. In addition, the Indentures do not provide protection to holders of debt securities against a sudden or dramatic decline in credit quality. For example, there would be no protection from a takeover, recapitalization, special dividend or other restructuring involving Cypress.

     The prospectus supplement will set forth the following terms:

     - whether the debt securities are senior or subordinated,

     - the offering price,

     - the title,

     - any limit on the aggregate principal amount,

     - the person who shall be entitled to receive interest, if other than the record holder on the record date,

     - the date the principal will be payable,

     - the interest rate, if any, the date from which interest will accrue, the interest payment dates and the regular record dates,

     - the place for payment of principal, premium, if any, and interest,

     - the period, price and terms and conditions for redemption at the option of Cypress,

     - our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or similar provision or at the option of the holder, and the period, price and terms and conditions for redemption or purchase,

     - the denominations of debt securities, if other than denominations of $1,000 and any integral multiple of $1,000,

     - if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula,

     - if other than U.S. currency, the currency or currency units in which the principal, premium or interest will be payable,

     - if, at our election or the option of the holder, the principal, premium, if any, or interest is payable in one or more currencies or currency units other than those in which debt securities are stated to be payable, the currency or currency units in which payment of any such amount as to which such election is made will be payable, the periods, the terms and conditions upon which election shall be made and the amount payable,

     - if other than the entire principal amount, the portion of the principal amount that will be payable upon acceleration of stated maturity,

     - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose,

     - if applicable, that the debt securities are defeasible under the Indentures as described under "Defeasance and Covenant
       Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Defeasance of Certain Covenants,"

     - if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our common stock or other securities or property,

     - whether the debt securities will be issuable in the form of a global security and, if so, the depositary and the form of any legend on the global security,

     - in the case of subordinated debt securities, whether the subordination provisions described below under "Subordination" will apply or whether different subordination provisions will apply,

     - any addition to or change in the Events of Default and any change in the right of the trustee or the holders to declare the principal amount due and payable,

     - any addition to or change in the Indenture covenants described under "Restrictive Covenants,"

     - any other terms of such debt securities not inconsistent with the relevant Indenture.

These provisions are set forth in section 301 of the applicable Indenture.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which, at the time of issuance, is below market rates.

CONVERSION

     Debt securities may be convertible into or exchangeable for common stock, preferred stock or other securities or property as set forth in the prospectus supplement. The prospectus supplement will specify whether, among other things, the conversion is mandatory or at the option of the holder, as well as other terms and conditions of conversion.

SUBORDINATION

     Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.

     The indebtedness evidenced by the subordinated debt securities is subordinated to the extent provided in the Subordinated Indenture to the prior payment in full of all Senior Indebtedness, including any senior debt securities.

     Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the subordinated debt securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness.

     In the event of any acceleration of the subordinated debt securities because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect to such Senior Indebtedness before the holders of subordinated debt securities are entitled to receive any payment or other distribution. We are required to promptly notify holders of Senior Indebtedness if payment of subordinated debt securities is accelerated because of an Event of Default. These provisions are set forth in section 1502 of the Subordinated Indenture.

     We also may not make any payment upon or redemption of or purchase or otherwise acquire the subordinated debt securities if:

     - a default in the payment of the principal of, premium, if any, interest, rent or other obligations, in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace, or

     - any other default occurs and is continuing with respect to Designated Senior Indebtedness, as defined, that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give such notice under the Subordinated Indenture.

     We may and shall resume payments on the subordinated debt securities:

     - in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

     - in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received. No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice.

     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee, unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred, shall be, or be made, the basis for a subsequent payment blockage notice. These provisions are set forth in section 1504 of the Subordinated Indenture.

     By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than the other creditors of Cypress. Such subordination will not prevent the occurrence of any Event of Default under the Subordinated Indenture.

     We may further describe the provisions, if any, applicable to the subordination of a particular series of subordinated debt securities in the prospectus supplement.

     We are not limited or prohibited from incurring additional Senior Indebtedness under the Subordinated Indenture. Senior debt securities, if and when issued, will constitute Senior Indebtedness.

  Definitions of Senior Indebtedness, Indebtedness and Designated Senior Indebtedness

     "Senior Indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of Cypress, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Cypress, including all deferrals, renewals extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the subordinated debt securities or expressly provides that such Indebtedness is "pari passu" or "junior" to the subordinated debt securities.

     Senior Indebtedness does not include:

     - any Indebtedness of Cypress to any subsidiary of Cypress,

     - our 6% Convertible Subordinated Notes due 2002; and

     - our 4% Convertible Subordinated Notes due 2005.

     "Indebtedness" means, with respect to any person, and without duplication:

     (1) all indebtedness, obligations and other liabilities, contingent or otherwise, of such person for borrowed money, including obligations of such person (a) in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

     (2) all reimbursement obligations and other liabilities, contingent or otherwise, of such person with respect to letters of credit, bank guarantees or bankers' acceptances,

     (3) all obligations and liabilities, contingent or otherwise, in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by Cypress, and all obligations and other liabilities, contingent or otherwise, or under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property,

     (4) all obligations of such person, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

     (5) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities, contingent or otherwise, of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4),

     (6) any indebtedness or other obligations described in clauses (1) through
         (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person, and

     (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
         (6).

     "Designated Senior Indebtedness" means our obligations under any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Subordinated Indenture, provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issuable only in fully registered form, without coupons. Unless otherwise specified in the prospectus supplement, debt securities will be issued only in denominations of $1,000 and integral multiples of $1,000. These provisions are set forth in section 302 of the applicable Indenture.

     At the option of the holder, subject to the terms of the Indentures and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and aggregate principal amount. These provisions are set forth in section 305 of the applicable Indenture.

     Subject to the terms of the Indentures and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us. No service charge will be imposed for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable as a result of the transfer or exchange. Such transfer or exchange will be effected upon the security registrar or such transfer agent being satisfied with the documents of title and identity of the person making the request.

     We have initially appointed the trustee as security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. These provisions are set forth in section 305 of the applicable Indenture.

     If the debt securities of any series are to be redeemed in part, we will not be required to:

     - issue, register the transfer of or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of such mailing, or

     - register the transfer or exchange of any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

These provisions are set forth in section 305 of the applicable Indenture.

GLOBAL SECURITIES

     Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities, which will have an aggregate principal amount equal to that of the represented debt securities. Each global security will:

     - be registered in the name of a depositary or nominee thereof identified in the prospectus supplement,

     - be deposited with the depositary or nominee, and

     - bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of the depositary unless:

     - the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the Indentures,

     - there shall have occurred and be continuing an Event of Default with respect to the debt securities represented by such global security, or

     - there shall exist such circumstances, if any, in addition to or instead of those described above as may be described in the prospectus supplement.

All securities issued in exchange for a global security or any portion of a global security will be registered in such names as the depositary may direct. These provisions are set forth in sections 204 and 305 of the applicable Indenture.

     As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of such global security and the debt securities represented by such global security for all purposes under the debt securities and the Indentures. Except in the limited circumstances referred to above, owners of beneficial interests in a global security:

     - will not be entitled to have the global security or any debt securities represented by the global security registered in their names,

     - will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security, and

     - will not be considered to be the owners or holders of such global security or any debt securities represented by the global security.

     All payments of principal, premium, if any, and interest on a global security will be made to the depositary or its nominee as the holder of such global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

     Ownership of beneficial interests in a global security will be shown on and effected through, records maintained by the depositary, with respect to participants' interests, or any such participant, with respect to interests of persons held by such participants on their behalf.

     Payments, transfers, exchanges and other matters relating to beneficial interests in a global security will be subject to various depositary policies and procedures. The depositary policies and procedures may change from time to time. Neither Cypress nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date. This provision is set forth in section 307 of the applicable Indenture.

     Unless otherwise indicated in the prospectus supplement, principal, premium, if any, and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. However, at our option, we may pay interest by mailing a check to the record holder.

     Unless otherwise indicated in the prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. These provisions are set forth in section 1002 of the applicable Indenture.

     All moneys paid by us to a paying agent for the payment of the principal, premium, if any, or interest on any debt security which remain unclaimed (1) for a period ending the earlier of 10 business days prior to the date such money would be turned over to the State, or (2) at the end of two years after such principal, premium or interest has become due and payable, will be repaid to us, and thereafter, the holder of such debt security may look only to us for payment. These provisions are set forth in section 1003 of the applicable Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any successor person, unless:

     - the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes Cypress's obligations on the debt securities and under the Indentures,

     - immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of Cypress or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and

     - certain other conditions are met.

     These provisions are set forth in section 801 of the applicable Indenture.

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default, unless the prospectus supplement makes the event inapplicable to a particular series of debt securities:

     (1) failure to pay principal of or any premium on any debt security of that series when due, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture,

     (2) failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture,

     (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not such deposit is prohibited by the subordination provisions of the Subordinated Indenture,

     (4) failure of Cypress to perform any other covenant required of us in the Indenture, other than a covenant included in the Indentures solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding Securities of that series, as provided in the Indentures,

     (5) certain events in bankruptcy, insolvency or reorganization with respect to Cypress, and

     (6) any other Event of Default specified in the prospectus supplement.

These provisions are set forth in section 501 of the applicable Indenture.

     If an Event of Default, other than an Event of Default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

     If an Event of Default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described above. See "Subordination" above.

     After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived. These provisions are set forth in section 502 of the applicable Indenture. For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the trustee's duties in the case of an Event of Default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders shall have offered to the trustee reasonable indemnity. This provision is set forth in section 603 of the applicable Indenture. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series. These provisions are set forth in section 512 of the applicable Indenture.

     No holder of a debt security of any series will have any right to institute any proceeding under the Indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture unless:

     - such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series,

     - the holders of at least 25% in aggregate principal amount of the outstanding Securities of that series have made a written request, and such holder or holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

     - the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Securities of that series a direction inconsistent with such request within 60 days after such notice, request and offer.

These provisions are set forth in section 507 of the applicable Indenture.

     However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security. These provisions are set forth in section 508 of the applicable Indenture.

     We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Cypress, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture. If so, such statement shall specify all such known defaults. These provisions are set forth in section 1004 of the applicable Indenture.

MODIFICATION AND WAIVER

     Cypress and the trustee may make modifications and amendments to the Indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of each series affected by the modification or amendment.

     However, neither Cypress nor the trustee may make any modification or amendment without the consent of the holder of each outstanding Security of that series who is affected by the modification or amendment if such modification or amendment would do any of the following:

     - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

     - reduce the principal amount of, or any premium or interest on, any debt security,

     - reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the maturity of the debt security,

     - change the place or currency of payment of principal of, or any premium or interest on, any debt security,

     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

     - in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to the holders of the subordinated debt securities,

     - in the case of debt securities that are convertible into Securities or other securities of Cypress, adversely affect the right of holders to convert any of the debt securities other than as provided in or under the Indentures,

     - reduce the percentage in principal amount of outstanding Securities of any series, the consent of whose holders is required for modification or amendment of the Indentures,

     - reduce the percentage in principal amount of outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults, or

     - modify such provisions with respect to modification and waiver.

These provisions are set forth in section 902 of the applicable Indenture.

     Holders of a majority in aggregate principal amount of the outstanding Securities of any series may waive, on behalf of the holders of all debt securities of that series, compliance by us with respect to certain restrictive provisions of the Indentures. These provisions are set forth in section 1010 of the Senior Indenture and section 1008 of the Subordinated Indenture.

     The holders of not less than a majority in principal amount of the outstanding Securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series, except a default:

     - in the payment of principal of or premium or interest on any debt security of that series, or

     - in respect of a covenant or provision of the Indenture which cannot be amended without the consent of the holder of each outstanding Security of the series who is affected.

These provisions are set forth in section 513 of the applicable Indenture.

     In determining whether the holders of the requisite principal amount of the outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, each Indenture will set forth the following:

     - the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date,

     - if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined as set forth in the Indenture, and

     - the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent.

These provisions are set forth in section 101 of the applicable Indenture.

DEFEASANCE AND COVENANT DEFEASANCE

     At our option, we may elect in the prospectus supplement to have the provisions of section 1302, relating to defeasance and discharge of indebtedness, or section 1303, relating to defeasance of certain restrictive covenants, applied to the debt securities of any series. These provisions are set forth in section 1301 of the applicable Indenture.

  Defeasance and Discharge

     Upon our option, if any, to have section 1302 applied to any debt securities, the provisions of Article 15 of the Subordinated Indenture relating to subordination will cease to be effective and, with respect to any debt securities, we will be discharged from all of our obligations, except those obligations specified in the following sentence, upon the deposit in trust of money or U.S. government obligations that will provide money in an amount sufficient to pay the principal, premium, if any, and interest on such debt securities.

     We will, however, continue to be required to:

     - exchange or register the transfer of debt securities,

     - replace stolen, lost or mutilated debt securities,

     - maintain paying agencies,

     - hold moneys for payment in trust, and

     - effect conversion.

     Such defeasance or discharge may occur only if:

     - we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

     - there has been a change in tax law,

in either case to the effect that holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

     These provisions are set forth in sections 1302 and 1304 of the applicable Indenture.

  Defeasance of Certain Covenants

     Upon our option, if any, to have section 1303 applied to any debt securities, we may omit to comply with certain restrictive covenants, including those described in the prospectus supplement. In such case, the occurrence of certain Events of Default described in clause (4) above with respect to such restrictive covenants under "Events of Default" and in the prospectus supplement, will be deemed not to result in an Event of Default and, in the case of the Subordinated Indenture, the provisions of Article 15 relating to subordination will cease to be effective with respect to any subordinated debt securities. In order to exercise such option, we will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations which will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the debt securities.

     We will also be required, among other things, to deliver to the trustee an opinion of counsel that holders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations, and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

     In the event we exercised this option and the debt securities were declared due and payable because of an Event of Default, the amount of deposited money and U.S. government obligations in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities, but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. These provisions are set forth in sections 1303 and 1304 of the applicable Indenture.

     We may, at our option, satisfy and discharge each of the Indentures, except for certain of our obligations and the trustee's obligations, including, among others the obligations to apply money held in trust when:

     - either (1) all debt securities previously authenticated and delivered, other than those that were destroyed, lost or stolen and that have been replaced or paid, and for which money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from the trust, have been delivered to the trustee for cancellation or discharge from the trust, or (2) all such debt securities not previously delivered to the trustee for cancellation

          (a) have become due and payable;

          (b) will become due and payable at their stated maturity within one year; or

          (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we have deposited or caused to be deposited an amount sufficient to pay and discharge the entire indebtedness on debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit, in the case of debt securities which have become due and payable, or to the stated maturity or redemption date, as the case may be,

     - we have paid or caused to be paid all other sums payable by us, and

     - we have delivered to the trustee an officers' certificate and an opinion of counsel to the effect that all conditions precedent relating to the satisfaction and discharge have been satisfied.

NOTICES

     Notices to holders will be given by mail to the addresses of the holders in the security register. This provision is set forth in sections 101 and 106 of the applicable Indenture.

GOVERNING LAW

     The Indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York, without giving effect to such state's conflicts of law principles. This provision is set forth in section 112 of the applicable Indenture.

REGARDING THE TRUSTEE

     The Indentures contain certain limitations on the right of the trustee, should it become a creditor of Cypress, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. These provisions are set forth in section 613 of the applicable Indenture.

     The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest and there is a default under the Securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign. These provisions are set forth in section 608 of the applicable Indenture.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 255,000,000 shares. Those shares consist of:

     - 250,000,000 shares designated as common stock, $.01 par value, and

     - 5,000,000 shares designated as preferred stock, $.01 par value. The only equity securities currently outstanding are shares of common stock. As of January 2, 2000, there were approximately 110.5 million shares of common stock issued and outstanding.

COMMON STOCK

     Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

     All outstanding shares of common stock are fully paid and nonassessable.

     Our common stock is listed on the New York Stock Exchange under the symbol "CY." The transfer agent and registrar for the common stock is Boston Equiserve Limited Partnership.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The related prospectus supplement will also contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

     As of January 2, 2000, there were no shares of preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix or designate, under our certificate of designation, the following terms of the preferred stock:

     - designations, powers, preferences, and privileges,

     - relative participating, optional or special rights, and

     - qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the holders of common stock.

     The Board of Directors, without stockholder approval, may authorize and issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

     - consummating a merger,

     - reorganizing,

     - selling substantially all of our assets,

     - liquidating, or

     - engaging in other extraordinary corporate transactions without stockholder approval.

     Preferred stock could therefore be issued quickly with terms calculated to delay, defer or prevent a change in control of Cypress or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

     The prospectus supplement will specify:

     - the maximum number of shares,

     - the designation of the shares,

     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative,

     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,

     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs,

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

     - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

     - the voting rights, and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate principal amount equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:

     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

     - be deposited with such depositary or nominee or a custodian for the depositary, and

     - will bear a legend regarding the restrictions on exchanges and registration of transfer, and any other matters as may be provided for under the certificate of designation.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with an "interested stockholder" for a period of three years after the date the person became an interested stockholder, unless, with certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

     The Section 203 restrictions do not apply if:

     (1) the business combination or transaction is approved by our Board of Directors before the date the interested stockholder obtained such status,

     (2) upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares (a) owned by directors who are also officers of the target corporation, and (b) held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer, or

     (3) on or after the date the interested stockholder obtained such status, the business combination is approved by our Board of Directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Cypress. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

                              PLAN OF DISTRIBUTION

     We may sell the Securities separately or together:

     - through one or more underwriters or dealers for public offering and sale,

     - directly to investors,

     - through agents, or

     - through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

     We may distribute the Securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     - at market prices prevailing at the times of sale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     We will describe the method of distribution of the Securities in the prospectus supplement.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of Securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. In the prospectus supplement we will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any, in connection with the distribution.

     All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the issuance of Cypress' Securities offered by this prospectus will be passed upon for Cypress by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements incorporated in the prospectus by reference to the current report on Form 8-K dated December 8, 1999 as amended by Form 8-K/A, dated January 19, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee.........  $105,600
Trustee's fees and expenses.................................    25,000
Accounting fees and expenses................................    75,000
Legal fees and expenses.....................................   200,000
Printing and engraving......................................   100,000
Blue sky fees and expenses..................................    15,000
Transfer agent fees and expenses............................    15,000
Rating agencies' fees.......................................    75,000
Miscellaneous...............................................    39,400
                                                              --------
  Total.....................................................  $650,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 11 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     - for any breach of their duty of loyalty to the corporation or its stockholders,

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

     - for any transaction from which the director derived an improper personal benefit.

     Article VI of our bylaws provides that we:

          (1) will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and

          (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation):

        - by reason of the fact that he is or was an employee or agent of the corporation, or

        - is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The bylaws provide that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Article VI of our bylaws also provides that we:

          (1) will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and

          (2) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor:

     - by reason of the fact that he is or was an employee or agent of the corporation, or

     - is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

However, no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     The bylaws further provide that, to the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith and to the extent that an employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

     Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently maintain liability insurance for our officers and directors.

     We have entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and officers for certain expense, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Cypress, arising out of such person's services as a director or officer of Cypress, any subsidiary of Cypress or any other company or enterprise to which the person provides services at the request of Cypress.

     The form(s) of proposed underwriting agreement(s) to be filed as (an) Exhibit(s) hereto or incorporated by reference herein may include provisions regarding the indemnification of officers and directors of the registrant by the several underwriters.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                          EXHIBIT TITLE
-------                         -------------
   1.1   Form of Underwriting Agreement (Common Stock).*
   1.2   Form of Underwriting Agreement (Convertible Securities).*
   1.3   Form of Underwriting Agreement (Debt Securities).*
   1.4   Form of Underwriting Agreement (Preferred Stock).*
   3.1   (i) Restated Certificate of Incorporation, as amended.(1)
         (ii) Certificate of Amendment of Restated Certificate of
              Incorporation, as amended.(2)
         (iii) Certificate of Amendment of Restated Certificate of
         Incorporation, as amended.(3)
         (iv) Bylaws, as amended.(1)
   4.1   Form of Senior Indenture.(4)
   4.2   Form of Subordinated Indenture.(4)
   4.3   Form of Senior Debt Security (included in Exhibit 4.1).(4)
   4.4   Form of Subordinated Debt Security (included in Exhibit
         4.2).(4)
   4.5   Specimen of stock certificate of Cypress Semiconductor
         Corporation's Common Stock.(1)
   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.**
  12.1   Computation of Ratios of Earnings to Fixed Charges.
  23.1   Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.
  23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation (included in Exhibit 5.1).**
  23.3   Consent of Ernst & Young LLP, Independent Auditors.
  24.1   Power of Attorney**
  25.1   Form T-1 Statement of Eligibility of Trustee for Senior
         Indenture under the Trust Indenture Act of 1939.
  25.2   Form T-1 Statement of Eligibility of Trustee for
         Subordinated Indenture under the Trust Indenture Act of
              1939.

---------------
 * To be filed by amendment or by a report on Form 8-K pursuant to section 601 of Regulation S-K.

**  Previously filed.

(1) Incorporated by reference to our registration statement on Form S-1 (No. 33-12153) which became effective on March 4, 1987.

(2) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 28, 1992.

(3) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended January 1, 1996.

(4) Incorporated by reference to our registration statement on Form S-3 (No. 33-67203) which became effective on March 29, 1999.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement in order to:

             (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment of the registration statement, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

     Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 6, 2000.

                                          CYPRESS SEMICONDUCTOR CORPORATION

                                          By:       /s/ T. J. RODGERS
                                            ------------------------------------
                                                       T. J. Rodgers
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                          NAME                                        TITLE                   DATE
                          ----                                        -----                   ----

                   /s/ T. J. RODGERS                       President, Chief Executive    March 6, 2000
--------------------------------------------------------      Officer and Director
                     T. J. Rodgers

                 /s/ EMMANUEL HERNANDEZ                     Chief Financial Officer,     March 6, 2000
--------------------------------------------------------         Vice President,
                   Emmanuel Hernandez                      Finance and Administration
                                                            (Principal Financial and
                                                               Accounting Officer)

                           *                                     Chairman of the         March 6, 2000
--------------------------------------------------------       Board of Directors
                    Eric A. Benhamou

                           *                                        Director             March 6, 2000
--------------------------------------------------------
                     Fred B. Bialek

                           *                                        Director             March 6, 2000
--------------------------------------------------------
                     John C. Lewis

                           *                                        Director             March 6, 2000
--------------------------------------------------------
                    Alan F. Shugart

              *By: /s/ EMMANUEL HERNANDEZ
  ---------------------------------------------------
                   Emmanuel Hernandez
                    Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                EXHIBIT TITLE
-------                               -------------
1.1            Form of Underwriting Agreement (Common Stock).*
1.2            Form of Underwriting Agreement (Convertible Securities).*
1.3            Form of Underwriting Agreement (Debt Securities).*
1.4            Form of Underwriting Agreement (Preferred Stock).*
3.1 (i)        Restated Certificate of Incorporation, as amended.(1)
    (ii)       Certificate of Amendment of Restated Certificate of
               Incorporation, as amended.(2)
    (iii)      Certificate of Amendment of Restated Certificate of
               Incorporation, as amended.(3)
    (iv)       Bylaws, as amended.(1)
4.1            Form of Senior Indenture.(4)
4.2            Form of Subordinated Indenture.(4)
4.3            Form of Senior Debt Security (included in Exhibit 4.1).(4)
4.4            Form of Subordinated Debt Security (included in Exhibit
               4.2).(4)
4.5            Specimen of stock certificate of Cypress Semiconductor
               Corporation's Common Stock.(1)
5.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.**
12.1           Computation of Ratios of Earnings to Fixed Charges.
23.1           Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
23.2           Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).**
23.3           Consent of Ernst & Young LLP, Independent Auditors.
24.1           Power of Attorney.**
25.1           Form T-1 Statement of Eligibility of Trustee for Senior
               Indenture under the Trust Indenture Act of 1939.
25.2           Form T-1 Statement of Eligibility of Trustee for
               Subordinated Indenture under the Trust Indenture Act of
               1939.

---------------
 * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

**  Previously filed.

(1) Incorporated by reference to our registration statement on Form S-1 (No. 33-12153) which became effective on March 4, 1987.

(2) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 28, 1992.

(3) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended January 1, 1996.

(4) Incorporated by reference to our registration statement on Form S-3 (No. 333-67203) which became effective March 29, 1999.